UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2025

Checkpoint Therapeutics, Inc.

(Exact Name of Registrant as Specified in charter)

Delaware	001-38128	47-2568632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

95 Sawyer Road, Suite 110,

Waltham, MA 02453

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CKPT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2025, Checkpoint Therapeutics, Inc., (the “Company”) entered into an executive employment agreement (the “Agreement”) with Garrett Gray, the Chief Financial Officer of the Company.

The Agreement provides that Mr. Gray will continue to receive an initial annual base salary of $350,000. Mr. Gray is also eligible for an annual performance-based cash bonus based on Mr. Gray’s attainment of certain financial, clinical development, and/or business milestones to be established annually by the Board (or a committee thereof). The achievement of goals as determined by the Board (or committee thereof) will result in a target annual bonus of up to 30% (maximum 45%) of Mr. Gray’s base salary. Mr. Gray will also be eligible to receive grants of long-term incentive awards under and subject to the terms of the Company’s equity or other long-term incentive plans in effect from time to time. The term of the Agreement commenced on January 7, 2025 and will continue until it is terminated pursuant to Section 4 of the Agreement.

If Mr. Gray’s employment with the Company is terminated by the Company without “cause” or he resigns for Good Reason not in connection with a change in control (as defined in the Agreement), he will receive severance consisting of twelve (12) months of current base salary, payable beginning on the sixtieth (60th) day following the termination date, with such first payment comprising all salary accrued from the termination date through the date of payment. In addition, he will receive: (i) partial accelerated vesting of all unvested equity awards with respect to the same number of shares that would have vested if Mr. Gray had continued in employment for one year after the termination date and to the extent any vested equity awards are stock options, Mr. Gray will have twelve (12) months from the date of termination in which to exercise such options and (ii) if Mr. Gray elects to continue his health insurance coverage under COBRA following the termination, then the Company shall pay the monthly premiums for such coverage until the earliest of (A) the date that is twelve (12) months following termination, (B) the expiration of such continuation coverage under COBRA, and (C) the date when Mr. Gray obtains substantially equivalent health insurance coverage in connection with new employment or self-employment.

If Mr. Gray’s employment is terminated by the Company without “cause” or he resigns for Good Reason in connection with a change in control event (as defined in the Agreement), the Company will provide the following separation benefits: (i) a single lump sum payment equal to the sum of (A) one hundred fifty percent (150%) of Mr. Gray’s annual base salary as of the date of the termination (or, if higher, Mr. Gray’s base salary immediately preceding the change in control), plus (B) one hundred fifty percent (150%) of the actual amount (if any) of the annual bonus paid or payable to Mr. Gray for the year immediately preceding the year in which the termination occurs, payable on the sixtieth day following the effective date of the termination, (ii) if Mr. Gray elects to continue his health insurance coverage under COBRA following the termination, then the Company shall pay the monthly premiums for such coverage until the earliest of (A) the date that is twelve (12) months following termination, (B) the expiration of such continuation coverage under COBRA, and (C) the date when Mr. Gray obtains substantially equivalent health insurance coverage in connection with new employment or self-employment, and (iii) accelerated vesting of all unvested equity awards such that, on the effective date of the release (as defined in the Agreement), Mr. Gray shall be vested in one hundred percent (100%) of all such equity awards, and to the extent any such equity awards are stock options, Mr. Gray will have twelve (12) months from the date of termination in which to exercise such options.

In the event of Mr. Gray’s death or if he becomes disabled (as defined in the Agreement) Mr. Gray’s employment shall terminate effective upon the date of his death or disability. The Company will provide Mr. Gray (or his estate, if applicable) the following separation benefits: (i) continued payment of Mr. Gray’s base salary for a period of four (4) months, beginning on the sixtieth (60th) day following the termination of Mr. Gray’s employment with the Company and with the first such payment comprising all salary accruing from the termination date through the date of payment; and (ii) partial accelerated vesting of all unvested equity awards with respect to the same number of shares that would have vested if Mr. Gray had continued in employment for one year after the termination date and to the extent any vested equity awards are stock options, Mr. Gray (or his estate, if applicable) will have twelve (12) months from the date of termination in which to exercise such options.

Mr. Gray’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with confidentiality, non-solicitation and other covenants in favor of the Company.

The forgoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Executive Employment Agreement with Garrett Gray, effective as of January 7, 2025.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2025	Checkpoint Therapeutics, Inc.
(Registrant)

	By	/s/ James F. Oliviero
James F. Oliviero
President and Chief Executive Officer